UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 22, 2007

GigaBeam Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-50985	20-0607757
(Commission File Number)	(IRS Employer Identification No.)

470 Springpark Place, Suite 900, Herndon, VA	20170
(Address of Principal Executive Offices)	(Zip Code)

(571) 283-6200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.03	Creation of a Direct Financial Obligation or an Off-Balance Sheet Arrangement of a Registrant.
Item 3.02	Unregistered Sales of Equity Securities.

On May 22, 2007, GigaBeam Corporation (“Company”) issued to an existing investor, Midsummer Investment, Ltd. (the “Investor”), a 14% Secured Debenture in the aggregate principal amount of $1 million (the “Debenture”) due on the earlier of May 22, 2008 or the date the Company receives gross proceeds of $2,000,000 or more, in the aggregate, in one or a series of debt or equity financings (the “Maturity Date”) with a common stock purchase warrant (“Warrant”) pursuant to a Securities Purchase Agreement, dated May 22, 2007, by and between the Company and the Investor (the “SPA”) in an asset-backed financing (“Financing”). The principal purpose of the Financing is to fund the Company’s working capital requirements and repayment of a short term 14% Secured Promissory Note in the original principal amount of $500,000 issued to the Investor by the Company on April 17, 2007 (the “Promissory Note”). With the consent of the Investor, the Company may issue additional debentures and warrants up to an aggregate of $1 million on the same terms, conditions and pricing as the Financing. Each original holder of the Company’s Series B Convertible Preferred Stock and Series C Convertible Preferred Stock is entitled to participate in subsequent financings by the Company of certain securities or indebtedness placed to investors in a securities offering of the Company, including the Financing.

The interest on the Debenture will be payable in cash at the Maturity Date. The Company has agreed to secure the Debenture with a second priority lien on certain assets of the Company consisting primarily of inventory, finished goods, goods in process and parts, and proceeds of insurance of the foregoing pursuant to a Security Agreement, dated May 22, 2007, by and among the Company, all of the subsidiaries of the Company and the Investor (the “Security Agreement”) as well as the personal pledge of shares of Common Stock by each of the Company’s Chief Executive Officer and President (collectively, the “Executive Officers”) pursuant to an Amendment Agreement, dated May 22, 2007, by and between the Company, the Investor, the Investor’s agent and the Executive Officers (the “Amendment”). The Company’s obligations under the Debenture are guaranteed by GigaBeam Service Corporation, a wholly-owned subsidiary of the Company (“GSC”), and any future subsidiaries of the Company pursuant to a Subsidiary Guarantee, dated May 22, 2007, by GSC in favor of the Investor (the “Guarantee”). The SPA, Security Agreement, Amendment, Warrant and Guarantee are collectively referred to as the “Financing Documents”.

In the event of default under the Financing Documents, all of the principal plus accrued interest on the Debenture is, at the option of the Investor, immediately due by the Company and after five days of any such continuing event of default, the interest rate increases to 18% per annum. Other than Permitted Indebtedness and Permitted Liens, as each term is defined in the Debenture, neither the Company nor any subsidiary of the Company, including GSC, may incur additional indebtedness for borrowed money or incur additional liens on its assets without the consent of holders of at least 67% of the principal amount of the Debenture then outstanding.

The Warrants are exercisable to purchase an aggregate of 326,787 shares of Common Stock at an exercise price of $6.40 per share, subject to adjustments including adjustments due to certain dilutive issuances of the Company, from May 22, 2007 through May 22, 2012. If, at any time in the future, the Company files a registration statement in connection with an offer and sale of its securities, the Company has agreed to include all the shares of Common Stock issued or issuable upon exercise of the Warrant in such registration statement.

The net proceeds to the Company from the Financing, after deducting counsel fees and repayment of the principal and accrued interest on the Promissory Note, was approximately $413,000.

The foregoing description of the Warrant, SPA, Debenture, Guarantee, Amendment and Security Agreement do not purport to be complete and each is qualified in its entirety by reference to the full text of those agreements which are filed with this report as Exhibit 4.1, Exhibit 10.1, Exhibit 10.2, Exhibit 10.3, Exhibit 10.4, Exhibit 10.5, respectively and incorporated herein by reference.

The Debenture and the Warrant were issued in the Financing without registration under the Securities Act of 1933, as amended (“Act”), in reliance upon the exemptions from registration provided under 4(2) of the Act and Regulation D promulgated thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GigaBeam Corporation
(Registrant)

By: /s/ Louis S. Slaughter
Louis S. Slaughter
Chief Executive Officer

Date: May 24, 2007

EXHIBIT INDEX

Exhibit No.	Description of Document

4.1	Common Stock Purchase Warrant, dated May 22, 2007, by GigaBeam Corporation for the benefit of Midsummer Investment, Ltd.

10.1	Securities Purchase Agreement, dated as of May 22, 2007, by and between GigaBeam Corporation and Midsummer Investment, Ltd.

10.2	14% Secured Debenture due May 22, 2008 issued by GigaBeam Corporation to Midsummer Investment, Ltd.

10.3
Subsidiary Guarantee, dated as of May 22, 2007, by GigaBeam Service Corporation in favor of the purchasers signatory to the Securities Purchase Agreement, dated May 22, 2007, by and between the Company and the purchasers.

10.4
Amendment Agreement, dated May 22, 2007, by and among GigaBeam Corporation, Louis S. Slaughter, Douglas G. Lockie, Midsummer Investment, Ltd. and Feldman Weinstein & Smith LLP, as the agent for the benefit Midsummer Investment Ltd.

10.5	Security Agreement, dated as of May 22, 2007, by and among GigaBeam Corporation, GigaBeam Service Corporation and Midsummer Investment, Ltd.